Exhibit 99.1

Arbitration Filed Over Export Restrictions in Indonesia

JAKARTA, July 1, 2014 – PT Newmont Nusa Tenggara (PTNNT) and its majority shareholder Nusa Tenggara Partnership BV (NTPBV), a Dutch entity, announced the filing of international arbitration against the Government of Indonesia to seek relief from export restrictions that have halted production at the Batu Hijau mine and inflicted hardship and economic loss on PTNNT’s employees, contractors, and other stakeholders.

The Government’s imposition on PTNNT of new export conditions, a new export duty, and a new January 2017 ban on the export of copper concentrate violates the Contract of Work (CoW) and the bilateral investment treaty between Indonesia and the Netherlands. In the filing made with the International Center for the Settlement of Investment Disputes, PTNNT and NTPBV state their intention to request interim, injunctive relief to allow PTNNT to resume exporting copper concentrate so that Batu Hijau operations can be restarted.

“Despite our best efforts over the last six months to resolve the export issues through good faith commitments to support the Government’s policy, PTNNT has been unable to convince the Government that our CoW should guide resolution of our differences,” said Martiono Hadianto, President Director of PTNNT. “As a result, PTNNT and its shareholders are left with no option but to seek relief through international arbitration to ensure our stakeholders’ jobs, rights, and interests are protected. We want continued dialogue with the Government to lead to a resolution outside of arbitration. In the meantime, we have an obligation to protect the value of Batu Hijau and the thousands of jobs it provides, as we are still unable to export copper concentrate due to the regulations.”

The Batu Hijau copper and gold mine is in care and maintenance as efforts to resolve the export issues continue. The company is maintaining appropriate controls to protect the safety and security of people, water resources, and the environment. PTNNT also will continue selling copper concentrate from storage to PT Smelting in Gresik, Indonesia through the remainder of 2014, allowing for shipment of 58,400 tonnes of concentrate through the end of the year. PT Smelting has capacity limitations and cannot purchase sufficient quantities of PTNNT’s copper concentrates to allow for ongoing normal operations at Batu Hijau.

About PTNNT’s Contract of Work and Copper Concentrate Production

The Batu Hijau copper and gold mine was developed under an investment agreement called the Contract of Work (CoW). These Contracts of Work were designed to provide assurance and stability to encourage significant, long-term investments, which is why they were endorsed by Parliament and approved by the President of Indonesia.

The CoW details PTNNT’s obligations and rights – including the obligation to produce and the right to export copper concentrate – while also explicitly establishing all the taxes and duties PTNNT is required to pay. Despite changes in various laws and regulations over the years, the obligations and rights specified in the CoW have continued to govern operation of the mine.

While multiple studies have demonstrated that it is not economically viable for PTNNT to build its own smelter, the company has a Memorandum of Understanding to participate in a process with PT Freeport Indonesia designed to lead towards the development of a smelter.

PTNNT also has negotiated and signed conditional concentrate supply agreements with two Indonesian companies that publicly announced plans to build their own copper smelters in the country and is working to finalize a third such agreement.

The value added through Batu Hijau’s processing plant improves the quality of the copper ore mined by more than 50 times, capturing roughly 95 percent of the entire value stream in Indonesia. PTNNT also has supported in-country smelting for many years by shipping as much copper concentrate to PT Smelting Gresik – Indonesia’s only copper smelter – as it can take from Batu Hijau.

About PTNNT

PTNNT is a copper and gold mining company operating under a 4th Generation Contract of Work entered into on 2 December 1986. PTNNT is 56% owned by Nusa Tenggara Partnership B.V. (which is owned by Newmont Mining Corporation and Nusa Tenggara Mining Corporation of Japan), with 7% of NTPBV’s stake possibly to be divested to the Government of Indonesia through purchase by an agency of the Ministry of Finance. PT Pukuafu Indah owns 17.8% of PTNNT, PT Multi Daerah Bersaing owns 24% (which in turn is owned by PT Multi Capital and PT Daerah Maju Bersaing, a joint company owned by the province of Nusa Tenggara Barat, and the kabupatens of Sumbawa Barat and Sumbawa) and PT Indonesia Masbaga Investama owns 2.2%.

Since commencing operations in 2000, PTNNT has contributed nearly IDR 90 trillion in taxes, fees, royalties, wages, purchases of domestic goods and services, and dividends paid to the national shareholders. In addition, PTNNT also has implemented corporate social responsibility programs to improve the quality of life and the prosperity of communities around the mine by providing funds in the amount of IDR 50 billion per year, on average. PTNNT employs approximately 4,000 employees and 4,000 contractors.

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Media Contact
Rubi W. Purnomo:	+62 811 940 399
Email:	rubi.purnomo@nnt.co.id

Cautionary Statement

This news release contains “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections and other applicable laws and regulations. Such forward-looking statements may include, without limitation, statements regarding PTNNT’s and/or Newmont Mining Corporation’s (Newmont) expectations relating to the outcome of arbitration, impact of discussions and dialogue with the government, expectations regarding receipt of export permits and approvals and enforcement of the CoW, expectations regarding timing of future concentrate shipments and/or availability of in-country smelting, and future operations, production, sales and costs. Where PTNNT and/or Newmont expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors. For a discussion of risks, see the Risk Factors section in Newmont’s 2013 Annual Report on Form 10-K, including, without limitation, under the headings “Our operations are subject to risks of doing business,” “Our Batu Hijau operation in Indonesia is subject to political and economic risks,” and “The Contract of Work has been and may continue to be the subject of dispute, legal review, or requests for renegotiation by the Indonesian government, and is subject to termination by the Indonesian government if we do not comply with our obligations, which would result in the loss of all or much of the value of Batu Hijau,” which is on file with the U.S. Securities and Exchange Commission (SEC) at www.sec.gov, as well as Newmont’s other SEC filings. PTNNT and Newmont do not undertake any obligation to publically issue revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.